Exhibit 99.1

Immunicon and AstraZeneca Enter Research and Master Services Agreements

Huntingdon Valley, PA, August 7, 2006 – Immunicon Corporation (NASDAQ-NM: IMMC) announced today that the Company entered into two separate agreements with AstraZeneca UK Limited. The Research Agreement establishes collaborations in three distinct scientific research projects related to the development of methodologies to identify and quantify certain cell types circulating in blood that are potentially valuable biomarkers for targeted therapies. Leon Terstappen, Chief Scientific Officer of Immunicon said, “We are very pleased to enter into these collaborations with AstraZeneca. We hope that the new assays that we plan to develop under the Research Agreement will help to accelerate AstraZeneca’s therapy development by assessing the presence of their treatment targets and earlier determination of the effectiveness of these therapies.” Donna Johnstone, Pre-clinical Director of Cancer Translational Medicine at AstraZeneca said, “The ability to molecularly characterize circulating tumor cells is a key advance in the era of targeted therapies. Our collaboration with Immunicon will significantly enhance our research base in this core area.”

In a second agreement, a Master Laboratory Services Agreement governs laboratory services that Immunicon will perform in connection with various drug development programs in the fields of cancer and infectious diseases. Initially, five projects will be initiated under this Master Laboratory Services Agreement where Immunicon will provide enumeration and characterization of circulating tumor cells and circulating endothelial cells as well as certain molecular characterization of these rare cells. Andrew Hughes, Clinical Director of Cancer Translational Medicine at AstraZeneca said, “As a recognized leader in this field, we are delighted to have secured Immunicon’s support, in quantifying circulating cells across five of our ongoing clinical programs.”

Byron D. Hewett, President and Chief Executive Officer of Immunicon commented, “As the developer of the instrument and reagents for rare cell detection, Immunicon offers pharmaceutical and biotechnology companies a unique advantage in their efforts to develop new therapies and diagnostic techniques. Immunicon scientists will work closely with AstraZeneca scientists to develop new assays and kits. Our Pharma Services team, a group of marketing and scientific professionals within Immunicon, will work with AstraZeneca teams to test samples using our current portfolio of commercially available products, non-commercial research products and the products that emerge from our Research Agreement. We plan to use these products to validate the quantity and presence of circulating tumor cells (CTCs) and circulating endothelial cells (CECs) as well as to use the molecular assays we hope to develop as effective tools in aiding drug development. By working with AstraZeneca and other pharma/biotech companies as well as with the FDA, we hope to establish CTCs and CECs as standard biomarkers in drug development.”

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. www.immunicon.com

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon’s anticipated net cash burn for 2005, Immunicon’s funding strategy for commercialization activities and key product and clinical development programs and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSpotter,” “CellTracks” and “AutoPrep” are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. CellTracks Analyzer II is a trademark of Immunivest Corporation. “CellSearch” is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing in this report are the property of their respective holders. ALL RIGHTS RESERVED.

Contact Information: James G. Murphy SVP of Finance & Administration, CFO 215-346-8313 jmurphy@immunicon.com	Investors/Media: Tierney Communications Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone    215.830.0777

fax         215.830.0751

web        www.immunicon.com